Exhibit 11

          VIVID TECHNOLOGIES,  INC. AND SUBSIDIARIES
        STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          (Unaudited)


                            Three Months Ended         Nine Months Ended
                                 June 30,                   June 30,
                             1997         1996         1997         1996

PRIMARY:
 Net income           $ 1,721,659   $  410,190   $3,834,031   $1,051,078
 Weighted average common
  stock outstanding     9,313,866    1,679,020    3,548,553    1,676,929

 Conversion of Series B and
  Series D convertible
  preferred stock              --    5,045,850    5,045,850    5,045,850

 Stock issued within
  twelve months of initial
  public offering              --      144,542       38,545      144,542


 Common stock
  equivalents           1,013,617    1,332,872    1,046,760      716,333

 Primary weighted
  average number of
  common and common
  equivalent shares
  outstanding          10,327,483    8,202,284    9,679,708    7,583,654

 Per share amount     $       .17   $      .05   $      .40   $      .14